VIC

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is dated this 3rd day of March,

2020.

Client

Vivic Corp. 187 E. Warm Springs Rd., PMB#B450, Las Vegas, NV 89119

(the "Client")

Consultant

Honetech Inc. No. 196 Fu-So, St., Hsinchuang district, New Taipei City, Taiwan 24218 (the "Consultant")

BACKGROUND

1. The Client is of the opinion that the Consultant has the necessary qualifications, experience, and abilities to provide consulting services to the Client.

2. The Consultant is agreeable to providing such consulting services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Consultant (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

Services Provided

1. The Client hereby agrees to engage the Consultant to provide the Client with the following consulting services (the "Services"):

Services will include analyzing Client needs and current business obstacles, identifying projects, scoping potential business solutions, and improving sales by coordinating sales efforts with both inside and field sales representatives. Helping with Client's market strategy planning, Shanwei and Chong-Wu marina construction planning.

2. The Services will also include any other consulting tasks which the Parties may agree on. The Consultant hereby agrees to provide such Services to the Client.

Term of Agreement

3. The term of this Agreement (the "Term") will begin on the date of this

Agreement and will remain in full force and effect until the completion of the

Services, subject to earlier termination as provided in this Agreement. The

VIC

Term may be extended with the written consent of the Parties. Performance

4. The Parties agree to do everything necessary to ensure that the terms of this

Agreement take effect.

Currency

5. Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars).

Compensation

6. The Consultant will charge the Client a flat fee of $60,000.00 for the Services (the "Compensation").

7. The Client will be invoiced when the Services are complete.

8. Invoices submitted by the Consultant to the Client are due within 30 days of receipt.

9. In the event that this Agreement is terminated by the Client prior to completion of the Services but where the Services have been partially performed, the Consultant will be entitled to pro rata payment of the Compensation to the date of termination provided that there has been no breach of contract on the part of the Consultant.

Reimbursement of Expenses

10. The Consultant will be reimbursed from time to time for reasonable and necessary expenses incurred by the Consultant in connection with providing the Services.

11. All expenses must be pre-approved by the Client.

Confidentiality

12. Confidential information (the "Confidential Information") refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that

Confidential Information could reasonably be expected to cause harm to the Client.

13. The Consultant agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Consultant has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the Term and will survive indefinitely upon termination of this Agreement.

14. All written and oral information and material disclosed or provided by the

Client to the Consultant under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Consultant.

Ownership of Intellectual Property

15. All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the "Intellectual Property") that is developed or produced under this Agreement, is a "work made for hire" and will be the sole property of the Client. The use of the Intellectual Property by the Client will not be restricted in any manner.

16. The Consultant may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Consultant will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

Return of Property

17. Upon the expiration or termination of this Agreement, the Consultant will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

Capacity/lndependent Contractor

18. In providing the Services under this Agreement it is expressly agreed that the Consultant is acting as an independent contractor and not as an employee. The Consultant and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers' compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Consultant during the Term. The Consultant is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Consultant under this Agreement.

Right of Substitution

19. Except as otherwise provided in this Agreement, the Consultant may, at the Consultant's absolute discretion, engage a third party sub-contractor to perform some or all of the obligations of the Consultant under this Agreement and the Client will not hire or engage any third parties to assist with the provision of the Services.

20. In the event that the Consultant hires a sub-contractor:

o the Consultant will pay the sub-contractor for its services and the

Compensation will remain payable by the Client to the Consultant.

o for the purposes of the indemnification clause of this Agreement, the sub-contractor is an agent of the Consultant.

Autonomy

21. Except as otherwise provided in this Agreement, the Consultant will have full control over working time, methods, and decision making in relation to provision of the Services in accordance with the Agreement. The Consultant will work autonomously and not at the direction of the Client. However, the Consultant will be responsive to the reasonable needs and concerns of the

Client.

Equipment

22. Except as otherwise provided in this Agreement, the Consultant will provide at the Consultant's own expense, any and all equipment, software, materials and any other supplies necessary to deliver the Services in accordance with the Agreement.

No Exclusivity

23. The Parties acknowledge that this Agreement is non-exclusive and that either Party will be free, during and after the Term, to engage or contract with third parties for the provision of services similar to the Services.

Notice

24. All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

1. Vivic Corp.

187 E. Warm Springs Rd., PMB#B450, Las Vegas, NV 89119

2. Honetech Inc.

No. 196 Fu-So, St., Hsinchuang district, New Taipei City, Taiwan or to such other address as either Party may from time to time notify the other, and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered mail, or (c) the following day after being deposited with an overnight courier.

Indemnification

25. Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

Modification of Agreement

26. Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

Time of the Essence

27. Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

Assignment

28. The Consultant will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

Entire Agreement

29. It is agreed that there is no representation, warranty, collateral agreement, or condition affecting this Agreement except as expressly provided in this Agreement.

Enurement

30. This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

Titles/Headings

31. Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

Governing Law

32. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

Severability

33. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Waiver

34. The waiver by either Party of a breach, default, delay, or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 3rd day of March, 2020.

Vivic Corp.

Per: Cheng-Hsing Hsu (Chief Financial Officer)

Honetech Inc.

Per: Cheng-Yu (President)